United States securities and exchange commission logo





                      March 19, 2021

       Patrick Bilton
       Chief Executive Officer
       MJ Harvest, Inc.
       9205 West Russell Road Suite 240
       Las Vegas, Nevada 89139

                                                        Re: MJ Harvest, Inc.
                                                            Registration
Statement on Form 10-12(g)
                                                            File No. 000-56250

       Dear Mr. Bilton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Gary R. Henrie,
Securities Counsel